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EXHIBIT 3.3(i) - CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION


            CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                       COBRA FINANCIAL SERVICES, INC.
                       ------------------------------
                            Name of Corporation

I, the undersigned, Carlton Fleming, do hereby certify:

     That the Board of Directors of Cobra Financial Services, Inc. (the "Company"), at a meeting duly convened and held on the 19th day of May 2000, adopted a Resolution to amend the original articles as follows:

     Article IV is hereby amended to read as follows:

     The aggregate number of shares, which the Company has the authority to issue, is 100,000,000 shares of common stock with the par value of $0.001 per share, and 20,000,000 shares of preferred stock with a par value of $0.001 per share.

     The change in par value does not affect the stated capital.

     The change in par value does not affect an exchange, reclassification or cancellation of issued shares.

The number of shares of the Company's common stock outstanding and entitled to vote on an amendment to the Articles of Incorporation was 1,240, that the said change and amendment was unanimously adopted on the 19th day of May 2000 by the Company's shareholders.



                                  /s/___________________________________
                                     Carlton Fleming, President and Director


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